As filed with the Securities and Exchange Commission on December 23, 2004

Registration No. 333-_____

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

MARSHALL & ILSLEY CORPORATION

(Exact Name of Registrant as Specified in Charter)

Wisconsin

39-0968604

(State of Incorporation)

(I.R.S. Employer Identification No.)

770 North Water Street

Milwaukee, Wisconsin

53202

(Address of Principal Executive Offices)

(Zip Code)

____________________________________

2005 Directors Deferred Compensation Plan of Marshall & Ilsley Corporation

NYCE Corporation Employees’ Tax Deferred Savings Plan

____________________________________

Randall J. Erickson

Marshall & Ilsley Corporation

770 North Water Street

Milwaukee, Wisconsin 53202

(414) 765-7801

(Name, address and telephone number, including area code, of agent for service)

With copies to:

Larry D. Lieberman

Godfrey & Kahn, S.C.

780 North Water Street

Milwaukee, Wisconsin  53202

(414) 273-3500

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, $1.00 par value	750,000(1)	$46.37(2)	$34,777,500	$4,093.31

(1)

Includes 400,000 shares under the 2005 Directors Deferred Compensation Plan and 350,000 shares under the NYCE Corporation Employees’ Tax Deferred Savings Plan.  No original issuance securities will be issued under the plans.

(2)

Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) and (h) under the Securities Act of 1933, as amended, based on the average of the high and low price per share of Marshall & Ilsley Corporation common stock on the New York Stock Exchange on December 20, 2004.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.

Incorporation of Documents by Reference

The following documents are incorporated by reference in this Registration Statement (excluding any portions of such documents that have been “furnished” but not “filed” for purposes of the Securities Exchange Act of 1934, as amended, which is referred to herein as the “Exchange Act”):

(a)

The Registrant’s annual report on Form 10-K for the fiscal year ended December 31, 2003.

(b)

The Registrant’s quarterly reports on Form 10-Q for the quarterly periods ended March 31, 2004, June 30, 2004 and September 30, 2004; the Registrant’s current reports on Form 8-K filed April 13, 2004, May 17, 2004, July 28, 2004, July 29, 2004, August 27, 2004, October 13, 2004, October 18, 2004, October 26, 2004, November 12, 2004, December 2, 2004 and December 17, 2004; and the Registrant’s current reports on Form 8-K/A filed October 22, 2004 and December 21, 2004.

(c)

The description of Marshall & Ilsley common stock set forth on Form 8-A filed October 18, 1999 pursuant to Section 12 of the Securities and Exchange Act, including any amendment or report filed with the SEC for the purpose of updating this description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all shares offered have been sold or which deregisters all securities then remaining unsold, shall be deemed incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents (excluding any portions of such documents that are “furnished” but not “filed” for purposes of the Exchange Act).

NOTICE REGARDING ARTHUR ANDERSEN LLP

Section 11(a) of the Securities Act provides that if any part of a registration statement at the time it becomes effective contains an untrue statement of a material fact or an omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, any person acquiring a security pursuant to such registration statement, unless it is proved that at the time of such acquisition such person knew of such untruth or omission, may sue, among others, every accountant who has consented to be named as having prepared or certified any part of the registration statement or as having prepared or certified any report or valuation which is used in connection with the registration statement with respect to the statement in such registration statement, report or valuation which purports to have been prepared or certified by the accountant.  On May 6, 2002, Marshall & Ilsley announced that it had appointed Deloitte & Touche LLP to replace Arthur Andersen LLP as its independent accountants.  Prior to the date of this registration statement, the Arthur Andersen LLP partners who reviewed Marshall & Ilsley’s most recent audited financial statements have resigned from Arthur Andersen LLP.  As a result, Marshall & Ilsley has been unable to obtain Arthur Andersen LLP’s written consent to the incorporation by reference into this registration statement of its audit reports with respect to Marshall & Ilsley’s financial statements.  Arthur Andersen LLP’s reports on the financial statements of Marshall & Ilsley incorporated by reference in this registration statement are copies of such reports and have not been reissued by Arthur Andersen LLP.  Under these circumstances, Rule 437a under the Securities Act permits Marshall & Ilsley to file this registration statement without a written consent from Arthur Andersen.  Accordingly, Arthur Andersen LLP will not be liable to you under Section 11(a) of the Securities Act because it has not consented to being named as an expert in the registration statement.

Item 6.

Indemnification of Directors and Officers

Section 180.0851 of the Wisconsin Business Corporation Law requires a corporation to indemnify a director or officer, to the extent such person is successful on the merits or otherwise in the defense of a proceeding, for all reasonable expenses incurred in the proceeding, if such person was a party to such proceeding because he or she was a director or officer of the corporation. In cases where a director or officer is not successful on the merits or otherwise in the defense of a proceeding, a corporation is required to indemnify a director or officer against liability incurred by the director or officer in a proceeding if such person was a party to such proceeding because he or she is a director or officer of the corporation, unless it is determined that he or she breached or failed to perform a duty owed to the corporation and such breach or failure to perform constitutes: (i) a willful failure to deal fairly with the corporation or its shareholders in connection with a matter in which the director or officer has a material conflict of interest; (ii) a violation of criminal law, unless the person has reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful; (iii) a transaction from which the person derived an improper personal profit; or (iv) willful misconduct.

Unless otherwise provided in a corporation’s articles of incorporation or by-laws or by written agreement, an officer or director seeking indemnification is entitled to indemnification if approved in any of the following manners as specified in Section 180.0855 of the Wisconsin Business Corporation Law: (i) by majority vote of a disinterested quorum of the board of directors, or if such quorum of disinterested directors cannot be obtained, by a majority vote of a committee of two or more disinterested directors; (ii) by independent legal counsel; (iii) by a panel of three arbitrators; (iv) by affirmative vote of shareholders; (v) by a court; or (vi) with respect to any additional right to indemnification granted, by any other method permitted in Section 180.0858 of the Wisconsin Business Corporation Law.

Pursuant to Section 180.0853 of the Wisconsin Business Corporation Law, reasonable expenses incurred by a director or officer who is a party to a proceeding may be reimbursed by a corporation at such time as the director or officer furnishes to the corporation written affirmation of his or her good faith belief that he has not breached or failed to perform his or her duties and a written undertaking to repay any amounts advanced if it is determined that indemnification by the corporation is not required.

The mandatory indemnification provisions of the Wisconsin Business Corporation Law are not exclusive.  Under Section 180.0858, a corporation may expand an officer’s or director’s right to indemnification (i) in its articles of incorporation or by-laws, (ii) by written agreement, (iii) by resolution of its board of directors or (iv) by resolution of a majority of all of the corporation’s voting shares then issued and outstanding.

As permitted by Section 180.0858, Marshall & Ilsley has adopted indemnification provisions in its by-laws which closely track the statutory indemnification provisions with certain exceptions. In particular, Section 7.1 of Marshall & Ilsley’s by-laws provides (i) that an individual shall be indemnified unless it is proven by a final judicial adjudication that indemnification is prohibited, and (ii) payment or reimbursement of expenses, subject to certain limitations, will be mandatory rather than permissive.  Marshall & Ilsley has purchased directors’ and officers’ liability insurance which insures its officers and directors against certain liabilities which may arise under the Securities Act of 1933.

Section 180.0859 of the Wisconsin Business Corporation Law provides that it is the public policy of the State of Wisconsin to require or permit indemnification, allowance of expenses and insurance for any liability incurred in connection with any proceeding involving securities regulation. In accordance with this provision, Marshall & Ilsley’s by-laws provide for mandatory indemnification and allowance of expenses for officers and directors for proceedings involving securities-related matters.

Under Section 180.0828 of the Wisconsin Business Corporation Law, a director of the corporation is not personally liable to the corporation or its shareholders for a breach of or failure to perform any duty resulting solely from his or her status as a director, unless it is proven that the director’s conduct falls into one of the categories described in the first paragraph of this item.

Item 8.

Exhibits

5.1

Opinion of counsel regarding the legality of the Common Stock is omitted in accordance with
Item 8(a) of Form S-8.  No original issuance securities will be issued under the plans.

5.2

Opinion of counsel regarding ERISA matters is omitted in accordance with Item 8(b) of Form S-8. The Registrant will submit the plans and all amendments thereto to the Internal Revenue Service in a timely manner and will make all changes required by the IRS to qualify the plans.

23.1

Consent of Deloitte & Touche LLP

23.2

Consent of Arthur Andersen LLP (omitted pursuant to Rule 437a under the Securities Act of 1933, as amended)

24

Powers of Attorney

Item 9.

Undertakings *

The Registrant hereby undertakes:

(a)

(1)

To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)

to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)

to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)

To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

(b)

That, for the purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 6 of this Registration Statement, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

*  Paragraphs correspond to Item 512 of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Milwaukee, State of Wisconsin, on December 22, 2004

MARSHALL & ILSLEY CORPORATION

By:

/s/ Dennis J. Kuester

Dennis J. Kuester,

President and Chief Executive Officer

(Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ John M. Presley John M. Presley	Senior Vice President and Chief Financial Officer (Principal Financial Officer)	December 22, 2004

/s/ Patricia R. Justiliano Patricia R. Justiliano	Senior Vice President and Corporate Controller (Principal Accounting Officer)	December 22, 2004

Directors:

Richard A. Abdoo, David L. Andreas, Andrew N. Baur, Jon F. Chait, Bruce E. Jacobs, Ted D. Kellner, Dennis J. Kuester, John A. Mellowes, Edward L. Meyer, Jr., San W. Orr, Jr., Robert J. O’Toole, Peter M. Platten, III,

Robert A. Schaefer, John S. Shiely, James A. Urdan, Debra S. Waller, George E. Wardeberg
and James B. Wigdale.

*By: /s/ Randall J. Erickson Randall J. Erickson As Attorney-in-Fact*	Date: December 22, 2004

*Pursuant to authority granted by powers of attorney, copies of which are filed herewith.

Pursuant to the requirements of the Securities Act of 1933, the plan administrator of the NYCE Corporation Employees’ Tax Deferred Savings Plan has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duty authorized, in the City of Milwaukee, State of Wisconsin, on December 22, 2004.

NYCE CORPORATION EMPLOYEES’ TAX DEFERRED SAVINGS PLAN

By NYCE Corporation, Plan Administrator

By: /s/ Steven Rathgaber
Steven Rathgaber, President and

Chief Operating Officer

EXHIBIT INDEX

Exhibits

5.1

Opinion of counsel regarding the legality of the Common Stock is omitted in accordance with
Item 8(a) of Form S-8.  No original issuance securities will be issued under the plans.

5.2

Opinion of counsel regarding ERISA matters is omitted in accordance with Item 8(b) of Form S-8. The Registrant will submit the NYCE Corporation Employees’ Tax Deferred Savings Plan and all amendments thereto to the Internal Revenue Service in a timely manner and will make all changes required by the IRS to qualify the plan.

23.1

Consent of Deloitte & Touche LLP

23.2

Consent of Arthur Andersen LLP (omitted pursuant to Rule 437a under the Securities Act of 1933, as amended)

24

Powers of Attorney